Exhibit 99.2

BRIGHAM EXPLORATION REPORTS FIRST QUARTER 2006 RESULTS

          AUSTIN, Texas, May 2 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced its financial results for the quarter ended March 31, 2006.

          Highlights from our performance from the first quarter of 2006 include:

*	20% growth in first quarter production to 35.9 MMcfe per day over first quarter 2005 production;

*	63% growth in operating income to $9.7 million over operating income in the first quarter 2005 of $6 million; and

*	93% growth in net income to $5.9 million in the first quarter of 2006 over $3 million in the first quarter of 2005.

          FIRST QUARTER 2006 RESULTS

          Our net daily production volumes for the first quarter of 2006 were 35.9 MMcfe, up 20% when compared to our volumes in last year’s first quarter.  Revenues from the sale of oil and natural gas for the first quarter of 2006 were up 54% when compared to that in the first quarter last year.  A $1.56 per Mcfe increase in the average sales price we received from the sale of our oil and natural gas and the increase in our first quarter 2006 production volumes increased our first quarter 2006 revenue by $5.4 million and $3.1 million, respectively.

          During the first quarter of 2006, our average realized price for oil, which included a $0.43 loss associated with the settlement of derivative contracts, was $61.03 per barrel. This compares to an average realized price of $43.74 and a loss of $4.59 in the first quarter last year.  Our average realized price for natural gas during the first quarter of 2006 was $7.38 per Mcf and included a $0.05 gain associated with the settlement of derivative contracts.  This compares to an average realized price of $5.80 and a loss of less than $0.01 in last year’s first quarter.

          Our production costs for the first quarter of 2006 were 28% higher and on a unit basis were 7% higher than our production costs in the first quarter last year.  This increase in our production costs includes a 48% increase in our O&M expenses.  Approximately 65% of the increase in our O&M expenses was associated with new wells that were not producing in the first quarter last year, while 32% was due to O&M expense recognized in the first quarter to account for actual fourth quarter cash expense that came in higher that what was estimated at year end 2005.  Higher commodity prices led to an 86% increase in our ad valorem taxes and a 43% increase in our production taxes.

          Our general and administrative expenses for the first quarter 2006 were $0.51 per Mcfe and were up $0.10 on a per unit basis when compared to the first quarter of last year.  Our general and administrative expense for the first quarter 2006 included $182,000 ($0.06 per Mcfe) of non-cash charge for stock-based compensation expense associated with our adoption of FAS 123(R).

          Our depletion expense for the first quarter 2006 was $10.3 million ($3.17 per Mcfe) compared to $6.5 million ($2.39 per Mcfe) in the first quarter of last year.  Approximately $2.5 million of the increase in our first quarter 2006 depletion expense was due to an increase in our depletion rate, while the remaining $1.3 million of the increase was due to an increase in our production volumes.

          Our net interest expense for the first quarter of 2006 was $1.1 million compared to $741,000 in the first quarter of last year.  The increase in our net interest expense was primarily due to an increase in the amounts borrowed under both our senior and subordinated credit agreements, combined with an increase in the interest rate that we paid on those borrowings due to an increase in Libor.  Our weighted average debt outstanding for the first quarter 2006 was $81.6 million compared to $61.5 million in the first quarter of last year.

          We recorded deferred income tax expenses of $3.5 million in the first quarter of this year, compared to deferred income tax expenses of $1.7 million in the first quarter last year.  Our reported net income for the first quarter of 2006 was $5.9 million ($0.13 per diluted share) versus net income of $3 million ($0.07 per diluted share) for the first quarter last year.

          For the first quarter of 2006, net cash provided by operating activities funded approximately 78% of our cash used by investing activities and we borrowed an additional $11.2 million of debt, net of repayments, under our senior credit agreement.

          At March 31, 2006, we had $7.8 million in cash, total assets of $410 million and a debt to book capitalization ratio of 25%.

          Our capital expenditures for oil and natural gas activities for the first quarter of 2006 were up 68% when compared to last year’s first quarter.  Our net capital expenditures for oil and natural gas activities in the first quarter of 2006 and 2005 were as follows:

	Three Months Ended December 31,

	2006	2005

	(in thousands)
Drilling	$30,807	$17,458
Land and seismic	7,172	4,815
Capitalized costs	2,057	1,601
Capitalized FAS 143 ARO	105	26
Total capital expenditures	$40,141	$23,900

          SECOND QUARTER 2006 FORECAST

          The following forecasts our second quarter 2006 results are forward looking statements subject to the risks and uncertainties identified in the “Forward Looking Statements Disclosure” at the end of this release.

          We currently expect second quarter 2006 production volumes to average between 35 and 39 MMcfe per day (79% natural gas).  For the second quarter of 2006, our lease operating expenses are projected to be $2.6 million ($0.74 to $0.83 per Mcfe), production taxes are projected to be approximately 5.3% of pre-hedge oil and gas revenues, and general and administrative expenses are projected to be $1.6 million ($0.45 to $0.50 per Mcfe).  Based on these production and cost estimates, assumed average NYMEX prices of $7.07 per MMBtu for natural gas and $73.28 per barrel for oil, and taking into account our current outstanding hedging contracts, we forecast that our second quarter revenue will be between $25.1 and $27.8 million and operating income will be between $9.3 and $10.7 million.

          In addition, we currently expect to grow production volumes in 2006 by 10% to 25% relative to our 2005 production. This would result in average daily production of between 36.4 and 41.4 MMcfe per day (79% natural gas) for 2006.

          MANAGEMENT COMMENTS

          Gene Shepherd, Brigham’s Chief Financial Officer, commented, “Given our first quarter production volumes and assuming we realize the mid-point of our second quarter guidance, our production volumes through the first two quarters of 2006 would be running ahead of our 2005 volumes by roughly 22%, so we are currently on pace to be in the upper end of our full year guidance range.  With the steps that we have taken recently to strengthen the balance sheet, particularly our recently completed $125 million notes offering, we feel the company is in an excellent position to execute on its 2006 cap-ex plan.”

          CONFERENCE CALL INFORMATION

          Brigham management will host a conference call to discuss its operational and financial results for the first quarter 2006 with investors, analysts and other interested parties on Wednesday, May 3rd, at 9:00 a.m. Central time. To participate in the call, participants within the U.S. please dial 800-798-2884 and participants outside the U.S. please dial 617-614-6207. The participant passcode for the call is 75078300.  A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 11:59 p.m. EDT on Saturday, June 3rd, 2006.  To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888.  The passcode for the conference call playback is 90091909. In addition, a live and archived web cast of the conference call will be available over the Internet at either http://www.bexp3d.com or http://www.streetevents.com.  A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on May 3rd, 2006, will be available on our website.  To access the press release, go to http://www.bexp3d.com and click on News Releases.  The file with a copy of the press release is named Brigham Exploration Reports First Quarter 2006 Results and is dated May 2nd, 2006.  To access the other financial and statistical information that will be covered by the conference call that will take place on May 3rd, 2006, go to http://www.bexp3d.com and click on Event Calendar.  The file with the other financial and statistical information is named Financial and Statistical Information for the First Quarter 2006 Conference Call and is dated May 3rd, 2006.

          ABOUT BRIGHAM EXPLORATION

          Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at http://www.bexp3d.com or contact Investor Relations at 512-427-3444.

          FORWARD LOOKING STATEMENTS DISCLOSURE

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:
John Turner, Director of Finance & Business Development
(512) 427-3300

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31,

	2006	2005

	(unaudited)	(unaudited)
Revenues:
Oil and natural gas sales	$25,796	$16,703
Other	(22)	43
	$25,774	$16,746
Costs and expenses:
Lease operating	2,730	2,218
Production taxes	1,144	802
General and administrative	1,642	1,098
Depletion of natural gas and oil properties	10,256	6,453
Depreciation and amortization	242	182
Accretion of discount on ARO	70	39
	$16,084	$10,792
Operating income	$9,690	$5,954
Interest expense, net	(1,089)	(741)
Interest income	106	39
Other income (expense) (a)	679	(531)
Income before income taxes	$9,386	$4,721
Income tax expense	(3,511)	(1,673)
Net income	$5,875	$3,048
Net income to common per share:
Basic	$0.13	$0.07
Diluted	$0.13	$0.07
Wt. Avg. common shares outstanding:
Basic	44,986	42,124
Diluted	45,579	43,166
(a) Includes non-cash gains/(losses) related to our derivative contracts:	$715	$(606)

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA

	Three Months Ended March 31,

	2006	2005

	(unaudited)	(unaudited)
Avg. net daily production:
Natural gas (MMcf)	28.3	22.2
Oil (Bbls)	1,278	1,308
Equivalent natural gas (MMcfe) (6:1)	35.9	30.0
Total net production:
Natural gas (MMcf)	2,545	1,994
Oil (MBbls)	115	118
Equivalent natural gas (MMcfe) (6:1)	3,235	2,700
% Natural gas	79%	74%
Sales prices (Before hedging):
Natural gas ($/Mcf)	$7.33	$5.80
Oil ($/Bbl)	61.46	48.33
Equivalent natural gas ($/Mcfe) (6:1)	7.95	6.39
Realized prices (Post hedging):
Natural gas ($/Mcf) (a)	$7.38	$5.80
Oil ($/Bbl) (a)	61.03	43.74
Equivalent natural gas ($/Mcfe) (6:1) (a)	7.97	6.19
(a) Includes the effects of hedging gains (losses) of:
Natural gas ($/Mcf)	$0.05	$(0.00)
Oil ($/Bbl)	(0.43)	(4.59)

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2006	December 31, 2005

	(unaudited)
Assets:
Current assets	$28,259	$28,325
Natural gas and oil properties, net (full cost method)	377,214	347,329
Other property and equipment, net	1,011	1,027
Other non-current assets	3,500	3,746
Total assets	$409,984	$380,427
Liabilities and stockholders’ equity:
Current liabilities	$43,364	$37,467
Senior credit agreement	44,300	33,100
Senior subordinated notes	30,000	30,000
Redeemable preferred stock, Series A	10,101	10,101
Deferred income tax liability	27,115	23,563
Other non-current liabilities	4,678	4,556
Total liabilities	$159,558	$138,787
Stockholders’ equity	250,426	241,640
Total liabilities and stockholders’ equity	$409,984	$380,427

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,

	2006	2005

	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$5,875	$3,048
Depletion, depreciation and amortization	10,498	6,635
Accretion of discount on ARO	70	39
Interest paid through issuance of additional redeemable preferred stock	—	188
Amortization of deferred loan fees	119	126
Market value adjustments for derivatives instruments	(715)	606
Deferred income tax expense	3,511	1,673
Stock-based compensation	364	—
Other non-cash loss	42	12
Changes in working capital and other items	6,424	(6,083)
Cash flows provided by operating activities	$26,188	$6,244
Cash flows used by investing activities	(33,492)	(20,644)
Cash flows provided by financing activities	11,082	16,760
Net increase in cash and cash equivalents	$3,778	$2,360

SUMMARY PER MCFE DATA

	Three Months Ended March 31,

	2006	2005

	(unaudited)	(unaudited)
Revenues:
Natural gas and oil sales	$7.97	$6.19
Other revenue	(0.01)	0.02
	$7.96	$6.21
Costs and expenses:
Lease operating	0.84	0.82
Production taxes	0.35	0.30
General and administrative	0.51	0.41
Depletion of natural gas and oil properties	3.17	2.39
Depreciation and amortization	0.07	0.07
Accretion of discount on ARO	0.02	0.01
	$4.96	$4.00
Operating income	$3.00	$2.21
Interest expense, net (a)	(0.30)	(0.26)
Other income (expense) (b)	(0.01)	0.03
Adjusted income before taxes	$2.69	$1.98

(a)	Calculated as interest expense minus interest income divided by production for period.
(b)	Excludes non-cash gains/(losses) associated with market value adjustments for derivative contracts.

BRIGHAM EXPLORATION COMPANY
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF MAY 2, 2006
(unaudited)

			Hedge Strategy	Q2	2006 Q3	Q4

Natural Gas Collars:
Daily volumes		MMBtu/d		8,242	6,848	7,935
Floor (Purchased put)	$	/MMBtu	Cash flow	$8.000	$8.000	$8.000
Cap (Written call)	$	/MMBtu	Cash flow	$15.894	$15.950	$20.854
Natural Gas Three Way Costless Collars:
Daily volumes		MMBtu/d		4,286	4,239	1,413
Floor (Purchased put)	$	/MMBtu	Cash flow	$8.040	$8.040	$8.040
Cap (Written call)	$	/MMBtu	Cash flow	$9.590	$9.590	$9.590
Written put	$	/MMBtu	Undesignated	$6.650	$6.650	$6.650
Oil Collars:
Daily volumes		Bbls/d		412	228	293
Floor (Purchased put)	$	/Bbl	Cash flow	$52.11	$50.00	$50.00
Cap (Written call)	$	/Bbl	Cash flow	$75.34	$75.60	$77.50
Oil Three Way Costless Collars:
Daily volumes		Bbls/d		82	163	—
Floor (Purchased put)	$	/Bbl	Cash flow	$63.00	$63.00	—
Cap (Written call)	$	/Bbl	Cash flow	$75.25	$75.65	—
Written put	$	/Bbl	Undesignated	$48.00	$48.00	—

	2007				2008

	Q1	Q2	Q3	Q4	Q1

Natural Gas Collars:
Daily volumes	8,333	2,637	2,609	870	—
Floor (Purchased put)	$8.000	$7.125	$7.125	$7.125	—
Cap (Written call)	23.512	$15.350	$15.350	$15.350	—
Natural Gas Three Way Costless Collars:
Daily volumes	—	—	—	—	—
Floor (Purchased put)	—	—	—	—	—
Cap (Written call)	—	—	—	—	—
Written put	—	—	—	—	—
Oil Collars:
Daily volumes	267	231	228	98	99
Floor (Purchased put)	$50.00	$51.71	51.71	56.00	56.00
Cap (Written call)	$78.25	$84.64	84.64	89.95	89.95
Oil Three Way Costless Collars:
Daily volumes	—	—	—	—	—
Floor (Purchased put)	—	—	—	—	—
Cap (Written call)	—	—	—	—	—
Written put	—	—	—	—	—

Note:

Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

SOURCE  Brigham Exploration Company
          -0-                                                            05/02/2006
          /CONTACT:  John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /
          (BEXP)